Exhibit 99.1

AGTC Announces Financial Results for the Quarter Ended September 30, 2015

GAINESVILLE, Fla., November 5, 2015 – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV) based gene therapies for the treatment of eye diseases where there is high unmet need, today announced financial results for the quarter ended September 30, 2015.

“The past few months have been a period of rapid growth and progress for AGTC,” said Sue Washer, President and CEO of AGTC. “Continuing to employ a careful, rational approach to the selection of our product candidates, we expanded our pipeline of products developed both internally and with our partner, Biogen. We continue to execute against our ultimate goal of becoming a leading gene therapy company developing life-changing products for patients with severe eye diseases.”

Recent Highlights

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Earlier this week, the company announced that it had filed an investigational new drug application for its gene therapy product candidate for the treatment of Achromatopsia (ACHM) caused by mutations in the CNGB3 gene.  The company plans to initiate a phase 1/2 clinical trial, following FDA’s review and approvals by the institutional review board at each clinical site.

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In October, the company announced that the European Medicines Agency granted an orphan drug designation for its second investigational gene therapy product to treat ACHM caused by mutations in the CNGA3 gene. An orphan designation allows a pharmaceutical company to benefit from incentives from the European Union to develop a medicine for a rare disease, including reduced fees and protection from competition once the medicine is placed on the market.

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Also in October, data from a study evaluating the natural history of X-linked Retinoschisis (XLRS) were presented at The Retina Society 48th Annual Scientific Meeting.  The results informed the design of the company’s ongoing phase 1/2 clinical trial to evaluate a candidate AAV-based gene therapy product for treating XLRS.

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The company announced three key additions to its senior management team: Jonathan M. Sparks, Ph.D., J.D. was appointed Vice President of Legal Affairs, Ellery Mangas was appointed Senior Director of Regulatory Affairs and Eric Olson was appointed Senior Director of Corporate Development.  Dr. Sparks and Mr. Olson will be based in our Cambridge, MA facility.

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In September, the company announced publication of results from two additional XLRS pre-clinical studies evaluating safety and biodistribution profiles of rAAV2tYF-CB-hRS1, a recombinant AAV vector expressing retinoschisin (RS1), in RS1-deficient mice and in normal male cynomolgus macaques. Data, published in Human Gene Therapy Clinical Development, demonstrated that intravitreal administration was well-tolerated in all groups and resulted in RS1 expression.

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The company announced in August 2015 that it had achieved a patient enrollment milestone in the XLRS clinical study under its collaboration with Biogen, earning milestone revenue of $5.0 million.  The proceeds from this milestone were received in October 2015. The company expects to report initial clinical data for this program at an appropriate scientific meeting in 2016.

Financial Results for the Quarter Ended September 30, 2015

Total revenue for the three months ended September 30, 2015 was $11.1 million compared to $705 thousand generated during the same period in 2014. The increase was largely attributable to the recognition as revenue of a portion of the nonrefundable upfront fees received in August 2015 by the company under its collaboration agreement with Biogen, and milestone revenue of $5.0 million that was recorded during the quarter following achievement of a patient enrollment-based milestone under that collaboration.  Grant and other revenue generated during the three months ended September 30, 2015 was lower compared to same period in 2014 due primarily to reduced research and development activities on grant-funded projects and the impact of one-time revenue generated in 2014 from a right of reference agreement that was entered into with a strategic partner.

Research and development expense for the three months ended September 30, 2015 increased by $12.6 million to $17.0 million compared to the same period in 2014, driven largely by total incremental costs of $12.0 million associated with the company’s collaboration with Biogen. The receipt of the nonrefundable upfront fee from Biogen and achievement of the $5.0 million milestone triggered sub-license, milestone and other payments to research partner institutions under the company’s existing agreements with those institutions.  These agreements obligate the company to pay to each research partner institution amounts that range from 5% to 10% of specified proceeds, including milestone payments, received under such collaboration and other arrangements.  The company records these costs as expense when incurred.  In addition, employee-related and share-based compensation costs were higher year over year due primarily to the hiring of additional employees as mentioned below.

General and administrative expense for the three months ended September 30, 2015 increased by $1.6 million to $3.2 million compared to the same period in 2014. The increase was primarily driven by the hiring of additional employees, as mentioned below, which resulted in higher share-based compensation and other employee-related costs, combined with the impact of the company’s increased level of business development activities which resulted in higher legal, license maintenance and related expenses.  In addition, other administrative expenses have increased due primarily to ongoing incremental costs associated with operating as a publicly-traded company.

Total personnel have increased to 40 employees as of September 30, 2015, up from 20 employees at the end of the same period in the prior year.

For the three months ended September 30, 2015, the company incurred a net loss of $9.1 million, up from a loss of $5.4 million during the same period in 2014.

At September 30, 2015, the company’s cash, cash equivalents and investments amounted to $199.3 million.

Financial Guidance

Based on AGTC’s strong cash position of $199 million as of September 30, 2015, the company expects to have sufficient cash for at least the next two years for the completion of the ongoing phase 1/2 human clinical trial for XLRS and the planned phase 1/2 human clinical trial for ACHM.  AGTC also expects to be able to fund pre-clinical research and the initiation and complete enrollment of human clinical trials for a second form of ACHM and for the company’s partnered program to treat X-linked Retinitis Pigmentosa (XLRP). The above expectations assume that the company remains within its development timelines and estimated budgets, does not exercise its option to cost and profit share with Biogen on either the XLRS or XLRP programs, does not enter into any material new transactions, and does not undergo any other unexpected events.

Conference Call and Webcast

AGTC will host a conference call and webcast today at 5:00 p.m. (ET) to discuss financial results for the first fiscal quarter ended September 30, 2015.  To access the call, dial 888-437-9445 (US) or 719-457-2648 (outside of the US). The passcode is 184929. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology. AGTC's lead product candidates focus on inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.

AGTC has a robust product pipeline, including five named ophthalmology development programs across four targets (XLRS, XLRP, achromatopsia and wet age-related macular degeneration), one non-ophthalmology program (alpha-1 antitrypsin deficiency) and proof-of-concept data in multiple additional indications. The company employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as expertise in the formulation and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula).  It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to: the anticipated timing of clinical trials for the company’s ACHM and XLRS product candidates and the company’s expectations regarding its ability to execute its clinical and business strategies. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and the company cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; the company relies on third parties to conduct, supervise and monitor its clinical trials and to conduct certain aspects of its product manufacturing and protocol development; and increased regulatory scrutiny of gene therapy and genetic research could damage public perception of the company’s product candidates or adversely affect the company’s ability to conduct its business.  Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A—Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
In thousands, except per share data	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$140,260	$39,187
Investments	25,694	22,454
Milestone receivable	5,000	—
Grants receivable	915	883
Prepaid and other current assets	1,929	1,608
Total current assets	173,798	64,132
Investments	33,367	23,629
Property and equipment, net	443	478
Intangible assets, net	1,428	1,448
Grants receivable and other assets	1,090	487
Total assets	$210,126	$90,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,597	$1,191
Accrued and other liabilities	6,313	3,451
Deferred revenue	46,898	—
Total current liabilities	60,808	4,642
Deferred revenue, net of current portion	51,939	—
Total liabilities	112,747	4,642
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 17,994 and 16,491 shares issued; 17,979 and 16,476 shares outstanding at September 30, 2015 and June 30, 2015, respectively	18	16
Additional paid-in capital	195,136	174,168
Accumulated deficit	(97,775)	(88,652)
Total stockholders' equity	97,379	85,532
Total liabilities and stockholders' equity	$210,126	$90,174

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,
In thousands, except per share amounts	2015	2014
Revenue:
Collaboration revenue	$10,992	$—
Grant and other revenue	70	705
Total revenue	11,062	705
Operating expenses:
Research and development	17,037	4,433
General and administrative	3,238	1,681
Total operating expenses	20,275	6,114
Loss from operations	(9,213)	(5,409)
Other income (expense):
Investment income	90	28
Total other income (expense), net	90	28
Net loss	$(9,123)	$(5,381)
Net loss per share, basic and diluted	$(0.53)	$(0.34)
Weighted average shares outstanding, basic and diluted	17,164	15,646

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com